AGREEMENT TO PURCHASE AND SELL INTEREST IN CONTRACT TO BUY AND SELL REAL ESTATE

THIS AGREEMENT TO PURCHASE AND SELL INTEREST IN CONTRACT TO BUY AND SELL REAL ESTATE (hereinafter this ***"Agreement"***) is dated as of September 7, 2011 (the ***"Effective Date"***), by and between **STEVEN F. DALLMAN** (the ***"Transferor"***), and **SHOPOFF ADVISORS, L.P.**, a Delaware limited partnership (the ***"Transferee"***).

RECITALS

A. Transferor, as buyer, and Lundieck Investments Ltd., a Colorado limited partnership (the ***"Seller"***), as seller, are parties to that certain *Contract to Buy and Sell Real Estate* dated June 14, 2011, with an effective date of June 16, 2011 (***"Original Agreement"***), as amended by that certain *[First] Agreement to Amend/Extend Contract* dated August 24, 2011 (***"First Amendment"***), and that certain *Second Agreement to Amend/Extend Contract* dated as of September 7, 2011(the ***"Second Amendment"***). True and complete copies of the Original Agreement, the First amendment and the Second Amendment (collectively, the ***"Purchase Agreement"***), are attached to this Agreement as Exhibit A and by this reference is made a part hereof. Pursuant to the Purchase Agreement, Seller agreed to sell to Transferor, and Transferor agreed to purchase from Seller, the Property (as defined in the Purchase Agreement).

B. Transferor desires to sell to Transferee, and Transferee desires to purchase from Transferor, all of Transferor's right, title, and interest in, to, and under the Purchase Agreement and the Escrow in connection therewith.

AGREEMENT

NOW, THEREFORE, in consideration of the premises above and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor and Transferee, intending to be legally bound, agree as follows:

1. **Definitions**. Except as otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement.

2. **Earnest Money Escrow Deposit; Escrow Agent**

(a) Pursuant to the terms of the Purchase Agreement, Transferor deposited the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) with Land Title Guarantee Company (***"Land Title"***) in the form of an unsecured promissory note, as the Earnest Money specified in the Purchase Agreement (the ***"Earnest Money Promissory Note"***), and an escrow has been established at Land Title (the ***"Sale Escrow"***) to facilitate the transaction contemplated by the Purchase Agreement.

(b) Within three (3) business days of the Effective Date of this Agreement, Transferee shall deposit with First American Title Insurance Company (***"First American"***), as escrow agent, in the form of cash or wire transfer of immediately available funds the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the ***"Initial Transfer Escrow***

Deposit"). The Initial Transfer Escrow Deposit shall be placed into an escrow account established by First American (the ***"Transfer Escrow"***) which shall be completely separate and independent from the Sale Escrow established pursuant to the Purchase Agreement; only Transferor and Transferee shall be parties to the Transfer Escrow.

(c) Pursuant to the Second Amendment the title insurance company to be used pursuant to Section 7.1 of the Purchase Agreement First American, and thus First American shall be the title company and escrow agent (***"Escrow Agent"***) for the transactions contemplated in this Agreement and the Purchase Agreement.

(d) Transferor and Transferee shall cause a fully executed copy of this Agreement to be delivered to Escrow Agent by 10:00 a.m. MST on September 27, 2011 (electronically transmitted copy followed by hard copy). This Agreement shall then constitute the escrow instructions to Escrow Agent, as well as the agreement of the parties. In the event any other printed escrow instructions are requested of the parties, and the terms thereof conflict or are inconsistent with any provisions of this Agreement or any instrument or document executed or delivered in connection with the assignment transaction contemplated by this Agreement (the ***"Transaction"***), the provision of this Agreement or such instrument or document shall control. Escrow Agent is hereby appointed and designated to act as escrow agent and is instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into the Transfer Escrow as herein provided.

(e) Transferor shall instruct Land Title to deliver the Earnest Money Promissory Note, and other documentation relating to the Sale Escrow, to First American, consistent with the Second Amendment.

3. **Transferee's Feasibility**.

(a) Prior to the Effective Date of this Agreement, Transferor delivered or made available to Transferee a copies of all of the information in its possession or control regarding the Property (hereinafter the ***"Inspection Information"***).

(b) Transferee has reviewed the Inspection Information, and such other information as deemed appropriate by Transferee, has determined that the Property is suitable for purchase by Transferee, and, subject to the satisfaction of conditions set forth in this Agreement, wishes to purchase the Property.

(c) Notwithstanding the foregoing, if Transferee wishes to access the Property for purposes of further inspection, Transferor agrees to cooperate with Transferee to effect such access; provided, however, that Transferor shall not be required to commence legal proceedings against Seller or incur any costs or expenses (other than nominal reasonable costs) in attempting to resolve Seller's objections.

4. **Transfer Purchase Price**. The Transfer Purchase Price to be paid to Transferor for the sale of all of Transferor's right, title and interest in and to the Purchase Agreement shall be One Million Six Hundred Fifty Thousand and No/100 Dollars ($1,650,000.00) (the ***"Transfer Purchase Price"***). The Transfer Purchase Price shall be paid to Transferor in the form of: (1)

One Million One Hundred Thousand One Hundred and No/100 Dollars ($1,100,100.00) in cash and (2) Sixty-One Thousand One Hundred (61,100) unrestricted shares of Shopoff Property Trust stock (the ***"SPT Shares"***) valued at Nine Dollars ($9.00) per share, for a total stock value of Five Hundred Forty-Nine Thousand Nine Hundred and No/100 Dollars ($549,900.00).

The Transfer Purchase Price under this Agreement is separate and above the purchase price payable to Seller under the Purchase Agreement, which is in the amount of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00), of which Six Hundred Fifty Thousand Dollars ($650,000.00) (the ***"Property Down-Payment"***) shall be paid by Transferee in cash as the closing of the Sale Escrow, and of which the remaining amount shall be evidenced by secured purchase money notes totaling Two Million Six Hundred Thousand Dollars ($2,600.000.00).

For purpose of clarity, in order to successfully close the Sale Escrow/Transfer Escrow, the parties acknowledge and agree that (1) Transferee's total required cash escrow deposits must aggregate to the sum of One Million Seven Hundred Fifty Thousand One Hundred and No/100ths Dollars ($1,750,100.00) (plus such additional amounts to satisfy Transferee's proration obligations and share in closing costs), of which Transferor shall receive $1,100,100.00 and of which the Seller shall receive $650,000.00.

Transferee's deposits and other instruments shall be deposited as follows:

(a) The Initial Transfer Escrow Deposit, in the amount of Two Hundred Thousand Dollars ($200,000.00), shall be deposited by Transferee into the Transfer Escrow as provided in Section 2.b. above.

(b) On or before October 24, 2011, Transferee shall deposit into the Transfer Escrow: (i) the sum of Four Hundred Fifty Thousand and No/100ths Dollars ($450,000.00) in the form of cash or by wire transfer of immediately available funds (the ***"Additional Transfer Escrow Deposit"***; and (ii) two (2) counterpart execution originals of the Assignment Agreement attached hereto as **Exhibit B** and incorporated herein by this reference (the ***"Assignment Agreement"***). The Initial Transfer Escrow Deposit and the Additional Transfer Escrow Deposit shall hereinafter be referred to the as the ***"Transfer Escrow Deposit"***.

In the event Transferee fails to timely deliver the Additional Transfer Escrow Deposit and two executed counterparts of the Assignment Agreement by the time specified in Section 3(b), then this Agreement and the Transfer Escrow shall be automatically deemed terminated, and the Initial Transfer Escrow Deposit shall be immediately released to Transferor, and neither Transferor nor Transferee shall have any further obligations under this Agreement, except for such duties and obligations, if any, that specifically survive the termination of this Agreement; provided however, the foregoing shall only apply if the following has occurred: (1) Transferor is at the time in question not in default under this Agreement or the Purchase Agreement, and (2) the Seller is not in default of its obligations under the Purchase Agreement.

(c) On or before November 8, 2011, Transferee shall deposit into the Transfer Escrow the sum of One Million One Hundred Thousand One Hundred and No/100ths Dollars ($1,100,100) in cash or by confirmed wire transfer of available funds.

5. **Transfer and Closing Dates**.

(a) Concurrently with Transferee's deposit of the Transferee's two (2) executed counterparts of the Assignment Agreement, Transferor shall deposit into the Transfer Escrow Transferor's two (2) executed counterparts of the Assignment Agreement.

(b) Provided the applicable conditions precedent specified in Schedule 1 attached hereto have been satisfied or waived by Transferee in Transferee's discretion, on the "Alternative Earnest Money Deadline" specified in the Purchase Agreement, Escrow Agent is authorized to transfer out of the Transfer Escrow and into the Sale Escrow, the sum of One Hundred Thousand Dollars ($100,000.00) for the purpose of allowing Transferor to redeem the Earnest Money Promissory Note pursuant to the Purchase Agreement.

(c) Provided that on or before November 8, 2011 Escrow Agent has received from Transferee: (i) the Transfer Purchase Price, (ii) the Cash Portion of Seller's Contract Price, and (iii) the two counterparts of the Assignment Agreement, then upon receipt of same Escrow Agent shall deliver one (1) fully executed copy of the Assignment Agreement into the Sale Escrow, and Transferee shall be recognized as the "Buyer" under the Purchase Agreement.

(d) The closing of the Transaction contemplated by this Agreement and the closing of the sale of the Property to Transferee is anticipated to occur on or before November 23, 2011 (the ***"Closing Date"***) (although Transferee by written notice to Transferor may accelerate the Closing Date to an earlier date). On or before 5:00 p.m. Mountain Standard Time, two (2) business days before the Closing Date: (1) Transferee shall deliver into the Transfer Escrow or the Sale Escrow, as appropriate, all documents required to be executed by Transferee in order to timely consummate the Sale Escrow pursuant to Purchase Agreement and to concurrently close the Transfer Escrow established pursuant to this Agreement (***"Transferee's Closing Documents"***), and (2) Transferor shall deposit into the Transfer Escrow all documents required to be executed by Transferee in order to close the Transfer Escrow as contemplated by this Agreement (***"Transferor's Closing Documents"***). Further, Transferee shall (x) instruct Escrow Agent to transfer into the Sale Escrow the sum of Five Hundred Fifty Thousand and No/100ths Dollars ($550,000.00) (which, together with the $100,000.00 previously transferred pursuant to Section 5[b] above, constitute the Property Down-Payment), and (y) deposit any additional funds into the Sale Escrow and/or the Transfer Escrow, as appropriate, in cash or by federal wire transfer, as needed to fund Tranferor's portion of escrow closing costs and pro-ration charges in the Sale and Transfer Escrows (***"Transferee's Closing Funds"***). Notwithstanding any other provision of this Agreement to the contrary, Transferee shall not be obligated to close the Sale Escrow unless the conditions precedent specified in Schedule 1 attached hereto have been satisfied or waived by Transferee, in Transferee's discretion.

(e) Should Transferee fail to deliver Transferee's Closing Documents and Transferee's Closing Funds as required in Section 5(d), or should Transferee not close the contemplated purchase transaction for the Property described in the Purchase Agreement on the Closing Date, provided all conditions precedent to Transferee's obligations under specified in Schedule 1 attached hereto have been satisfied in full or waived by Transferee in Transferee's sole discretion, Transferee shall be considered to be in default of this Agreement.

S

(f) In the event of default by Transferee under this Agreement, the following shall occur simultaneously with default by Transferee:

(i) The Assignment Agreement signed by Transferor shall be deemed null and void;

(ii) The Transfer Escrow Deposit shall immediately be credited to Transferor, who may use the remainder of the Transfer Escrow Deposit to purchase the Property in his own name free and clear of any claims of Transferee.

(iii) All other deposits and instruments deposited by Transferee shall immediately be returned to Transferee.

(g) Upon the Closing of the purchase transaction contemplated under the Purchase Agreement and confirmation of the recording of the grant deed conveying fee simple title to the Property to Transferee or to the assigns of Transferee, Escrow Agent shall release to Transferor the Transfer Purchase Price (net of any escrow and relating closing costs chargeable to Transferor pursuant to this Agreement).

6. Transferor's Representations and Warranties. Transferor represents and warrants to Transferee as of the Effective Date of this Agreement, and as of the Closing Date, as follows:

(a) Transferor has not transferred or conveyed any of his right, title and interest in and to the Purchase Agreement to any party other than Transferee, and owns all of said interest. The Purchase Agreement has not been further amended. Specifically, but not in limitation, the provisions of Section 2.2 of the Purchase Contract, permitting the assignment by Transferor of the Purchase Agreement to a third party assignee, have not been terminated or modified in any manner, nor has Transferor waived the right to make an assignment of its interest in the Purchase Agreement.

(b) Transferor has the full right, power, and authority to execute and deliver this Agreement and to perform all of his obligations under this Agreement and the Purchase Agreement. This Agreement is, and all other instruments, documents and agreements to be executed, and delivered by Transferor in connection with this Agreement shall be, duly authorized, executed, and delivered by Transferor and the valid, binding, and enforceable obligations of Transferor (except as enforcement may be limited by bankruptcy, insolvency, or similar laws).

(c) The consummation by Transferor of the assignment and transfer transaction contemplated in this Agreement will not: (i) require any consent, authorization or approval of any person, trustee, legal entity or government authority, or (ii) violate or constitute a default under any note, indenture, mortgage, deed of trust or other contract, agreement or commitment of Transferor which would result in Transferor being unable to perform its obligations under this Agreement; or (iii) violate any judgment, decree, order or law to which Transferor is subject.

(d) Transferor has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the conveyance of the Purchase Agreement to Transferee other than as described in this Agreement.

(e) Transferor is not insolvent and will not be rendered insolvent in performing his obligations under this Agreement.

(f) Transferor has not hypothecated the Purchase Agreement or collateralized any loan or other obligation of Transferor with the Purchase Agreement.

(g) The Purchase Agreement is in full force and effect. Transferor has not received any notice, verbal or written, from the Seller or any representative of Seller, declaring or threatening to declare a default by Transferor, under the Purchase Agreement. No act, omission, or event has occurred that with the giving of notice and/or passage of time would constitute a default by Transferor under the Purchase Agreement.

(h) Transferor hereby discloses that Transferor has agreed to assist the owner of the property abutting the Property on the east (the "Kings Point Property") in obtaining vehicular access to the Kings Point Property over and across the Property. Following the purchase of the Property by Transferee, Transferee agrees to cooperate in good faith with the owner of the Kings Point Property during Transferee's development planning and platting process for the Property, to provide vehicular access to the Kings Point Property through the Property.

7. **Transferee's Representations and Warranties**. Transferee represents and warrants to Transferor as of the Effective Date of this Agreement, and as of the Closing Date, as follows:

(a) Transferee is a limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Transferee has the full right, power, and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement and the Purchase Agreement. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Transferee has/have the legal power, right, and actual authority to bind Transferee to the terms hereof and thereof. This Agreement is, and all other instruments, documents and agreements to be executed, and delivered by Transferee in connection with this Agreement shall be, duly authorized, executed, and delivered by Transferee and the valid, binding, and enforceable obligations of Transferee (except as enforcement may be limited by bankruptcy, insolvency, or similar laws).

(c) The consummation by Transferee of the assignment and transfer transaction contemplated in this Agreement will not: (i) require any consent, authorization or approval of any person, trustee, legal entity or government authority, or (ii) violate or constitute a default under any note, indenture, mortgage, deed of trust or other contract, agreement or commitment of Transferor which would result in Transferor being unable to perform its

obligations under this Agreement, or (iii) violate any judgment, decree, order or law to which Transferor is subject.

(d) Transferee has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement other than as described in this Agreement.

(e) Transferee is not insolvent and will not be rendered insolvent in performing his obligations under this Agreement.

8. **Transferor's Covenants**. Transferor covenants and agrees with Transferee that from and after the Effective Date until the Closing Date (as defined in the Purchase Agreement), Transferor shall not: (i) except as set forth in Section 2(c) of this Agreement, amend or restate the Purchase Agreement without the prior written consent of Transferee; (ii) announce, publicize or distribute to the press any information regarding Transferee or Transferee's interest in the Property that is subject to the Purchase Agreement; (iii) seek receivership or voluntarily file any bankruptcy petition; or (iv) grant, sell, transfer or convey any interest in the Property or the Purchase Agreement to any party other than Transferee.

9. **Default; Remedies.**

(a) If Transferor breaches any of the terms or provisions of this Agreement or otherwise fails to perform any of Transferor's obligations under this Agreement, and if such failure continues for three (3) business days after Transferee provides Transferor and Escrow Agent with written notice thereof, and provided Transferee is not then in default under this Agreement, then Transferee may, as Transferee's sole remedies for such failure, but without limiting Transferee's right to recover attorneys' fees pursuant to Section 15 below: (i) waive the effect of such matter and proceed to consummate the Transaction; (ii) cancel this Agreement and receive a full refund of the Transfer Escrow Deposit and Transfer Purchase Price (if deposited) and Transferor shall pay to Transferee the reasonable out-of-pocket expenses incurred by Transferee related to the Transaction within fifteen (15) days after receipt of a written request for payment; or (iii) proceed with any remedies available to Transferee at law or in equity, which may, without limitation, include the bringing of an action against Transferor for specific performance under the Agreement and/or recovery of the Transfer Escrow Deposit and Transfer Purchase Price (if deposited) and any other damages suffered or incurred by Transferee as a result of any breach or failure by Transferor to perform any of Transferor's obligations under this Agreement. Each reference herein to Transferor's obligation to pay to Transferee the reasonable out-of-pocket expenses incurred by Transferee related to the Property and this Transaction within fifteen (15) days after receipt of a written request for payment shall survive the termination of this Agreement for a period of two (2) calendar years following such termination.

(b) If Transferee breaches any of the terms or provisions of this Agreement, Transferor shall have the rights set forth in Sections 5(e) or 5(f) of this Agreement. If Transferee otherwise fails to perform any of Transferee's obligations under this Agreement, and if such failure continues for three (3) days after Transferor provides Transferee and Escrow Agent with written notice thereof, and provided Transferor is not then in default, then Transferor may waive such breach and proceed to consummate this Transaction in accordance with the remainder of the

terms hereof, or Transferor may, as its exclusive remedy, cancel this Agreement and retain the Transfer Deposit as liquidated damages and as consideration for the acceptance of this Agreement, and not as a penalty.

(c) Transferee and Transferor have determined and hereby agree that it would be impractical or extremely difficult, if not impossible, to ascertain with any degree of certainty the amount of damages that would be suffered by Transferor if Transferee fails to perform any of its obligations under this Agreement, and the parties agree that a reasonable estimate of such damages under the circumstances is an amount equal to the Transfer Deposit. Accordingly, Transferee and Transferor agree that if Transferee breaches any of its obligations under this Agreement or otherwise defaults hereunder, Transferor may retain the remainder of the Transfer Deposit as liquidated damages.

(d) Notwithstanding the foregoing provisions, there shall be no grace period for Transferor's failure to make the deliveries required to be made by Transferor pursuant to Section 5 above.

(e) Transferee shall not be considered in default

10. **Brokerage Commission**. Each of Transferee and Transferor hereby represents and warrants to and agrees with each other that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker's fee, finder's fee, commission, or other similar compensation (the ***"Commission"***) shall or may become due or payable in connection with the Transaction other than Carlson Land Development LLC, who shall be paid by Transferor pursuant to a separate agreement between such broker and Transferor at the Closing Date, and Cam Rottler and TSG Realty who shall be paid by Transferee pursuant to separate agreements between such brokers and Transferee at the Closing Date. Transferor shall indemnify, defend, protect, and hold Transferee harmless for, from, and against any and all claims incurred by Transferee by reason of any breach or inaccuracy of the representation, warranty, and agreement of Transferor contained in this Section. Transferee shall indemnify, defend, protect, and hold Transferor harmless from and against any and all claims incurred by Transferor by reason of any breach or inaccuracy of the representation, warranty, and agreement of Transferee contained in this Section. The provisions of this Section shall survive the termination of this Agreement for a period of two (2) calendar years.

11. **Notices**. All notices, consents, requests, reports, demands or other communications hereunder (collectively, ***"Notices"***) shall be in writing and may be given personally, by registered or certified mail, by facsimile transmission, by electronic mail, by courier, or by Federal Express (or other reputable overnight delivery service) for overnight delivery, as follows:

For Transferor:	Mr. Steven F. Dallman 11039 Roxborough Drive Littleton, CO 80125 E-mail: stdallman@mac.com
with a copy to:	Richard D. Judd, Esq. Robinson Waters & O'Dorisio, P.C.

1099 18th Street, Suite 2600
Denver, CO 80202
Tel: (303) 297-2600
Fax: (303) 297-2750
E-mail: rjudd@rwolaw.com

For Transferee: Shopoff Advisors, L.P.
c/o/ Edward J. Fitzpatrick
Executive Vice President
c/o Shopoff Advisors
8951 Research Drive
Irvine, CA 92618
Tel: (949) 417-1398, ext. 258
Fax: (949) 417-1399
E-mail: efitzpatrick@shopoff.com

with a copy to: Stevan J. Gromet, Esq.
Gromet and Associates
114 Pacifica, Suite 250
Irvine, CA 92618
Tel: (949) 261-1110
Fax: (949) 261-1818
Email: sjgromet@grometlaw.com

12. **Miscellaneous Covenants**.

(a) Transferor hereby covenants to timely and fully comply with and/or perform all covenants, obligations, and agreements of Transferor under the Purchase Agreement and to indemnify and defend Transferee for, from, and against any claims arising from any default by Transferor under the Purchase Agreement and/or Transferor's acts or omissions with respect to or in the vicinity of the Property. If Transferor is in default under the Purchase Agreement, Transferor shall be in default of this Agreement.

(b) Neither Transferor nor Transferee shall record or file in any public or governmental records office this Agreement (or a copy thereof) or any memorandum of this Agreement.

(c) Upon consummation of the Transaction described in this Agreement, Transferor and Transferee shall each pay one-half of Escrow Holder's escrow charges of the Transaction; otherwise each party shall pay its own costs and expenses arising in connection with the Transaction.

13. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

14. **Counterparts**. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts,

each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Facsimile and electronic copies shall be accepted and binding as originals.

15. **Attorneys' Fees**. In the event that either party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, agreements, or provisions of this Agreement, the prevailing party in such action or proceeding shall be awarded all costs and expenses of such action or proceeding, including, without limitation, attorneys' fees, charges, disbursements, and the fees and costs of expert witnesses. If any party secures a judgment in any such action or proceeding, then any costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by the prevailing party in enforcing such judgment, or any costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by the prevailing party in any appeal from such judgment in connection with such appeal shall be recoverable separately from and in addition to any other amount included in such judgment. The preceding sentence is intended to be severable from the other provisions of this Agreement, and shall survive and not be merged into any such judgment. This Section shall survive any termination or expiration of this Agreement.

16. **Time of Essence**. Time shall be of the essence with respect to all matters contemplated by this Agreement.

17. **Successors and Assigns; Assignment**. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Transferee shall have the absolute right and power to transfer this Agreement (and by association, its interest in the Purchase Agreement) to any legal entity organized in the State of Colorado, California or Delaware that is owned in part or otherwise controlled (in total or in part) by William A. Shopoff.

18. **Severability**. Any provision or part of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

19. **Further Assurances**. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Transferor and Transferee, Transferor and Transferee agree to perform, execute, and/or deliver or cause to be performed, executed, and/or delivered any and all such further acts, instruments and assurances as may be reasonably required to consummate the Transaction.

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

TRANSFEREE:

SHOPOFF ADVISORS, L.P., a Delaware limited partnership

TRANSFEREE:

SHOPOFF ADVISORS, L.P., a Delaware limited partnership

By: The Shopoff Corporation, a Delaware corporation, general partner

By: [signature]
Edward J. Fitzpatrick, Executive Vice President

TRANSFEROR:

____
STEVEN F. DALLMAN

ACCEPTANCE OF ESCROW AGENT:

By: ________________________
Name: ______________________
Title: _______________________

TRANSFEREE:

SHOPOFF ADVISORS, L.P., a Delaware limited partnership

By: The Shopoff Corporation, a Delaware corporation, general partner

By: [signature]
Edward J. Fitzpatrick, Executive Vice President

TRANSFEROR:

____
STEVEN F. DALLMAN

ACCEPTANCE OF ESCROW AGENT:

By: ______________________
Name: ______________________
Title: ______________________

By: The Shopoff Corporation, a Delaware corporation, general partner

By: ______________________________
William A. Shopoff, President

TRANSFEROR:

____
STEVEN F. DALLMAN

ACCEPTANCE OF ESCROW AGENT:

By: ______________________________
Name: ______________________________
Title: ______________________________